                                                                                             Commission File No. 1-1072

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

_______________________

FORM 11-K

______________________

ANNUAL REPORT

Pursuant to Section 15(d) of the
Securities Exchange Act of 1934

For the Fiscal Year Ended June 30, 2000

_______________________

POTOMAC ELECTRIC POWER COMPANY
SAVINGS PLAN FOR EXEMPT EMPLOYEES

POTOMAC ELECTRIC POWER COMPANY

1900 PENNSYLVANIA AVENUE, N.W.
WASHINGTON, D. C. 20068

                                                                                                       PEPCO SAVINGS PLAN
                                                                                                    FORM 11-K    -    2000

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the
Administrative Board has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           POTOMAC ELECTRIC POWER COMPANY
                                           SAVINGS PLAN FOR EXEMPT EMPLOYEES

                                           By:     ____________________________________________
                                                                           Dennis R. Wraase, Chairman
                                                                                Administrative Board

Date:   December 15, 2000

                                                                                                                        EXHIBIT 23

POTOMAC ELECTRIC POWER COMPANY
SAVINGS PLAN FOR EXEMPT EMPLOYEES

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Numbers 33-36798 and 33-53685) of Potomac Electric Power Company
of our report dated December 15, 2000, relating to the financial statements of Potomac
Electric Power Company Savings Plan for Exempt Employees, appearing on page 1 of this Form 11-K.

PricewaterhouseCoopers LLP
Washington, D.C.
December 15, 2000